Exhibit 99.1

HCP, Inc.

Reconciliation of projected FFO, FFO as adjusted and FAD per share to GAAP earnings per share

	Full Year 2014(1)
	Low	High

Diluted earnings per common share	$1.96	$2.02
Real estate depreciation and amortization	0.98	0.98
Other depreciation and amortization	0.04	0.04
Gain on sales of real estate	(0.06)	(0.06)
Joint venture FFO adjustments	0.03	0.03
Diluted FFO per common share	$2.95	$3.01
Impairment of investment in unconsolidated joint venture(2)	0.08	0.08
Transaction-related items	(0.05)	(0.05)
Diluted FFO as adjusted per common share	$2.98	$3.04
Amortization of net below market lease intangibles and deferred revenues	(0.01)	(0.01)
Amortization of deferred compensation	0.05	0.05
Amortization of deferred financing costs, net	0.04	0.04
Straight-line rents	(0.08)	(0.08)
DFL accretion	(0.17)	(0.17)
Other depreciation and amortization	(0.04)	(0.04)
Leasing costs and tenant and capital improvements	(0.15)	(0.15)
Lease restructure payments	0.02	0.02
Joint venture adjustments – CCRC entrance fees	0.02	0.02
Joint venture and other FAD adjustments	(0.14)	(0.14)
Diluted FAD per common share	$2.52	$2.58

(1)

Except as otherwise noted above, the foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this filing. Except as otherwise noted, these estimates do not reflect the potential impact of future acquisitions, dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. There can be no assurance that our actual results will not differ materially from the estimates set forth above. The aforementioned ranges represent management’s best estimates based upon the underlying assumptions as of the date of this filing. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

(2)

On December 19, 2014, we concluded that our 9.4% equity ownership interest in HCR ManorCare, Inc., an unconsolidated joint venture, is impaired and we will record a non-cash impairment charge estimated at $0.08 per diluted share in the fourth quarter 2014.

We believe Funds From Operations (“FFO”) is an important supplemental measure of operating performance for a Real Estate Investment Trust (“REIT”). Because the historical cost accounting convention used for real estate assets utilizes straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. The term FFO was developed by the REIT industry to address this issue. FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is net income applicable to common shares (computed in accordance with U.S. generally accepted accounting principles or “GAAP”), excluding gains from dispositions of depreciable real estate or related interests, impairments of, or related to, depreciable real estate, plus real estate and DFL depreciation and amortization, with adjustments for joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that have a different interpretation of the current NAREIT definition from ours. FFO as adjusted represents FFO before the impact of other impairments (recoveries), transaction-related items, severance-related items and preferred stock redemption charges. Our management believes that FFO as adjusted is useful to investors, because it allows investors to compare our results to prior reporting periods without the effect of items that by their nature would not be comparable. This measure is a modification of the NAREIT definition of FFO and should not be used as an alternative to net income or NAREIT FFO.

Funds Available for Distribution (“FAD”) is defined as FFO as adjusted after excluding the impact of the following: (i) amortization of acquired above/below market lease intangibles, net; (ii) amortization of deferred compensation expense; (iii) amortization of deferred financing costs, net; (iv) straight-line rents; (v) accretion and depreciation related to DFLs; and (vi) deferred revenues. Also, FAD is computed after: (i) deducting recurring capital expenditures, including leasing costs and second generation tenant and capital improvements; and (ii) include lease restructure payments and adjustments to compute our share of FAD from our unconsolidated joint ventures that are similar to those in FFO and those related to Continuing Care Retirement Communities (“CCRC”) non-refundable entrance fees. Other REITs or real estate companies may use different methodologies for calculating FAD, and accordingly, our FAD may not be comparable to those reported by other REITs. Although our FAD computation may not be comparable to that of other REITs, management believes FAD provides a meaningful supplemental measure of our ability to fund our ongoing dividend payments. In addition, management believes that in order to further understand and analyze our liquidity, FAD should be compared with net cash flows from operating activities as presented in our consolidated financial statements prepared in accordance with GAAP. FAD does not represent cash generated from operating activities determined in accordance with GAAP, and FAD should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of our liquidity.